As filed with the Securities and Exchange Commission on November 13, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HEARTWARE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-3636023 (I.R.S. Employer Identification No.)

205 Newbury Street Framingham, Massachusetts (Address of principal executive offices)	01701 (Zip Code)
HEARTWARE INTERNATIONAL, INC. 2008 STOCK INCENTIVE PLAN
HEARTWARE INTERNATIONAL, INC. EMPLOYEE STOCK OPTION PLAN
HEARTWARE INTERNATIONAL, INC. RESTRICTED STOCK UNIT PLAN
HEARTWARE INTERNATIONAL, INC. INCENTIVE OPTION TERMS: NON-EXECUTIVE DIRECTORS
(Full title of plans)

(Name, address and telephone
number of agent for service)	(Copy to:)
Douglas Godshall	Marjorie Sybul Adams, Esq.
Chief Executive Officer	DLA Piper LLP (US)
205 Newbury Street	1251 Avenue of the Americas
Framingham, Massachusetts 01701	New York, New York 10020
(508) 739-0950	(212) 335-4517
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered	Registered (1)	Price Per Unit (2)	Offering Price (2)	Fee (2)
Common Stock, $0.001 par value per share
2008 Stock Incentive Plan	469,140	$11.19	$5,249,677	$206.31
Employee Stock Option Plan	648,380	$17.15	$11,119,717	$437.00
Restricted Stock Unit Plan	142,846	$11.19	$1,598,447	$62.82
Incentive Option Terms: Includes Non-Executive Directors (3)	38,568	$19.93	$768,880	$30.21
TOTAL	1,298,934		$18,736,501	$736.34

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)	Determined solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h), as converted from Australian dollars into U.S. dollars based on the prevailing exchange rate on the applicable date. For purposes of the 2008 Stock Incentive Plan and the Restricted Stock Unit Plan, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the equivalent average of the high and low prices of the CHESS Depositary Interests, or CDIs, each representing an interest in one thirty-fifth of a share of Common Stock of HeartWare International, Inc., as calculated using the average of the high and low prices on October 31, 2008 as reported on the Australian Securities Exchange, the most recent date on which the CDIs traded (i.e., ASX:HTW A$0.50 multiplied by 35 or A$17.50, US$11.19). The Registrant has based the fee calculation on the October 31, 2008 trading prices because neither the Common Stock nor the CDIs have traded since that date. For purposes of the other plans, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the weighted average exercise price of all outstanding options and other awards that represent all of the shares of Common Stock issuable under these plans.

(3)	Covers the non-plan options granted to Robert Thomas, Dr. Christine Bennett, Dr. Denis Wade, AM, Dr. Bud Frazier, and Dr. Steven Boyce.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant or HeartWare Limited, the predecessor issuer of the Registrant and an Australian company (I.R.S. Employer Identification No. 98-0498958), the ordinary shares of which were exchanged for the Common Stock of the Registrant for the purpose of causing the reincorporation of HeartWare Limited from Australia to the State of Delaware of the United States, with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	HeartWare Limited’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	All other reports filed by the Registrant or HeartWare Limited pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Common Stock of the Registrant contained or incorporated in the Registrant’s Current Report on Form 8-K, filed on November 13, 2008, under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director.
     As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that (1) it is required to indemnify its directors and officers, and any individual serving at the request of the Registrant as a director, officer, employee, partner, manager or trustee of another entity or enterprise, to the fullest extent authorized by the Delaware General Corporation Law, and (2) the right to indemnification includes the right of a director or officer to be paid expenses incurred in defending the proceeding in advance of its final disposition, contingent upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Framingham, Massachusetts, on November 13, 2008.

HEARTWARE INTERNATIONAL, INC.
By:	/s/ Douglas Godshall
Douglas Godshall, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Douglas Godshall	Chief Executive Officer and	November 13, 2008
Douglas Godshall	Director (principal executive officer)

/s/ David McIntyre	Chief Financial Officer and	November 13, 2008
David McIntyre	Chief Business Officer (principal financial officer)

/s/ Robert Thomas	Chairman and Director	November 13, 2008
Robert Thomas

/s/ Dr. Seth Harrison	Director	November 13, 2008
Dr. Seth Harrison

/s/ Dr. Christine Bennett	Director	November 13, 2008
Dr. Christine Bennett

/s/ Dr. Denis Wade	Director	November 13, 2008
Dr. Denis Wade, AM

/s/ Robert Stockman	Director	November 13, 2008
Robert Stockman

/s/ Timothy J. Barberich	Director	November 13, 2008
Timothy J. Barberich

/s/ C. Raymond Larkin, Jr.	Director	November 13, 2008
C. Raymond Larkin, Jr.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 13, 2008).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on November 13, 2008).

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Grant Thornton LLP.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

99.1	HeartWare International, Inc. 2008 Stock Incentive Plan (incorporated by reference to Appendix 12 to the Information Memorandum contained in HeartWare Limited’s Proxy Statement on Form DEF 14A filed on September 22, 2008).

99.2	HeartWare International, Inc. Employee Stock Option Plan (incorporated by reference to Appendix 9 to the Information Memorandum contained in HeartWare Limited’s Proxy Statement on Form DEF 14A filed on September 22, 2008).

99.3	HeartWare International, Inc. Restricted Stock Unit Plan (incorporated by reference to Appendix 10 to the Information Memorandum contained in HeartWare Limited’s Proxy Statement on Form DEF 14A filed on September 22, 2008).

99.4	Form of HeartWare International, Inc. Incentive Option Terms.